Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statements (Forms S-8 No. 333-31107 and No. 333-166124) pertaining to the Rockland Trust Company Employee Savings, Profit Sharing and Stock Ownership Plan of our report dated June 23, 2011 with respect to the financial statements and supplemental schedule of Rockland Trust Company Employee Savings, Profit Sharing and Stock Ownership Plan included in this Annual Report (Form 11-K) for the year ended December 31, 2010.
/s/ Ernst & Young LLP
Boston, Massachusetts
June 23, 2011